Exhibit 14.1

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER

AND SENIOR FINANCIAL OFFICERS

WillScot Corporation (the “Company”) has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all officers, directors, and employees of the Company and its subsidiaries. The executives subject to this Code of Ethics for the Chief Executive Officer and Senior Financial Officers (this “Code of Ethics”) are also subject to the Code of Conduct, as well as other policies and procedures adopted by the Company. In adopting the Code of Conduct and this Code of Ethics, the Company has recognized the vital importance to the Company of conducting its business subject to the highest ethical standards and in full compliance with applicable law and, even where not required by law, with the utmost integrity and honesty.

Persons Covered by this Code of Ethics

This Code of Ethics is applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, and controller (each, a “Covered Officer”).

This policy is intended to be a code of ethics that complies with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

General Principals

Covered Officers bear a special responsibility for promoting integrity throughout the organization, and fostering a culture throughout our organization that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information. For this reason, in all of their dealings on behalf of, or with, the Company, each Covered Officer must:

•                  engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others;

•                  produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”), and in other public communications;

•                  comply with all applicable governmental laws, rules and regulations (including, but not limited to, those relating to disclosure of the business activities and/or performance of the Company);

•                  promptly report violations of this Code of Ethics, or of the Code of Conduct, by designated senior management, to the appropriate persons;

•                  protect the confidentiality of non-public information about the Company and its customers or suppliers or other business partners, and prevent the unauthorized disclosure of such information unless required by law;

•                  deter wrongdoing;

•                  ensure the responsible use of, and control over, all Company assets and resources entrusted to his or her care; and

•                  assume accountability for compliance with, and the interpretation and enforcement of, this Code of Ethics (which includes proactively promoting and being an example of ethical behavior in the work environment).

Public Disclosure

Covered Officers are responsible under the federal securities laws and this Code of Ethics for assuring accurate, full, fair, timely and understandable disclosure in all of the Company’s public communications, including but not limited to any report or other document filed with or submitted to the SEC or other governmental agency or entity, or in a press release, investor conference or any other medium in which a Covered Officer purports to communicate on behalf of the Company. Accordingly, it is the responsibility of each Covered Officer to promptly bring to the our attention any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including but not limited to a press release).

In addition, each Covered Officer is responsible for promptly bringing to our attention any credible information of which he or she becomes aware that indicates any deficiency in the Company’s internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC’s implementing rules, and/or the Company’s disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC’s implementing rules, even if a materially inaccurate or incomplete disclosure by or on behalf of the Company has not resulted or is not expected imminently to result from such deficiency.

Further, Covered Officers must not knowingly make, or permit or direct another to make, materially false or misleading entries in the Company’s financial statements or records; fail to correct materially false and misleading financial statements or records; sign, or permit another to sign, a document containing materially false and misleading information; or falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel. Each Covered Officer is reminded, moreover, that the Company is required by law and its Code of Conduct to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records and that will ensure that access to Company assets is granted only as permitted by Company policies. Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

Reporting Violations

If you have questions about this Code of Ethics, you should seek guidance from the Company’s General Counsel. If you know of or suspect a violation of this Code of Ethics, you must immediately either (i) report the information to the General Counsel and the Audit Committee or (ii) submit the information through confidential or anonymous complaint procedures set forth in the Company’s Whistleblower Policy. No one will be subject to retaliation because of a good faith report of known or suspected misconduct or other violations of this policy.

Upon receipt of a determination that there has been a violation of this policy, the Company’s Board of Directors (or, if applicable, committee thereof) will take such preventive or disciplinary action as it deems appropriate, including without limitation reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of the appropriate authorities.

Amendments and Waivers

Where an amendment to or waiver of this Code of Ethics may be necessary or appropriate with respect to a Covered Officer, such person shall submit a request for approval to the full Board of Directors (the “Board”). Only the Board may grant waivers from compliance with this Code of Ethics or make amendments to this Code of Ethics. All waivers, including implicit waivers, and amendments will be publicly disclosed as required by applicable SEC regulations and the requirements of the Nasdaq Stock Market (“NASDAQ”), and no waiver, implicit waiver or amendment of this Code of Ethics will become effective until such public disclosure is made. To the extent permitted by the SEC and NASDAQ, such waivers shall be disclosed through the Company’s website. For this purpose, a “waiver” means the approval by the Board of a material departure from a provision of this Code of Ethics and an “implicit waiver” means the failure of the Board to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics after any executive officer of the Company has become aware of such material departure.

Other

Covered Officers are required to be familiar with this policy, and shall certify compliance with this Code of Ethics on an annual basis.  This policy will be reviewed and updated, as necessary, on an annual basis.

This Code of Ethics is a statement of the fundamental principles and key policies and procedures that govern the Company’s senior financial officers in the conduct of the Company’s business.  It is neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Adopted by the Board on November 29, 2017

ACKNOWLEDGEMENT OF RECIEPT AND REVIEW

I acknowledge that I have received and read a copy of WillScot Corporation’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”). I understand the contents of the Code of Ethics, and I agree to comply with the policies and procedures set out in the Code of Ethics. I also understand that I should approach the General Counsel if I have questions about the Code of Ethics in general or about reporting a suspected conflict of interest or other violation of the Code of Ethics.

Signature:
Name:
Date: